Exhibit 99.1

News Release

Superior Industries Appoints Ransom A. Langford of TPG Growth to its Board of Directors

SOUTHFIELD, MICHIGAN – May 26, 2017 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), one of the largest manufacturers of aluminum wheels for OEMs in North America and Europe, announced today it has appointed Ransom A. Langford of TPG Growth to Superior’s Board of Directors.

On May 22, 2017, Superior and TPG Growth entered into an Investment Agreement for its purchase of Superior’s newly issued Series A Perpetual Convertible Preferred Stock and Series B Perpetual Preferred Stock for an aggregate purchase price of $150 million. This investment was made in conjunction with Superior’s previously announced acquisition of shares of UNIWHEELS AG. In accordance with the Investment Agreement, Mr. Langford joins Superior’s Board of Directors, filling a vacancy created with the retirement of Margaret S. Dano on April 25, 2017.

Timothy C. McQuay, Chairman of Superior Industries’ Board of Directors commented, “We are pleased to welcome Ransom to Superior’s Board of Directors. His substantial board and investment experience will make him a valuable addition to Superior at it enters this new phase of the company’s lifecycle.”

Don Stebbins, President and Chief Executive Officer of Superior Industries continued, “As we begin the process of bringing together two industry leaders in North America and Europe to create one of the largest manufacturers of aluminum wheels, Ransom’s knowledge will provide a useful perspective as we unlock the full potential of the combined company.”

Mr. Langford is a Partner and Investment Committee member for TPG Growth based in New York. Mr. Langford also serves as a member of several boards of directors for TPG portfolio companies, including Frank Recruitment Group, Gavin de Becker & Associates, HotSchedules, Artel and Microgame. Prior to joining TPG Growth in 2009, Mr. Langford was a Managing Director and Partner with J.H. Whitney & Co where he was a senior member of the team responsible for investing several private equity partnerships. Mr. Langford served on numerous boards of directors of Whitney portfolio companies and was a member of the firm’s Investment Committee. Mr. Langford holds an M.B.A. from The Wharton School at University of Pennsylvania with Honors and received his B.A. cum laude with Highest Distinction from the University of North Carolina, Chapel Hill.

About Superior Industries

Superior is one of the largest aluminum wheel suppliers for OEMs in North America and Europe. With a modern portfolio of products, Superior partners with many of the best known OEMs in the automotive industry. It also maintains leading aftermarket European brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com